Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

525 University Avenue

Palo Alto, California 94301	FIRM/AFFILIATE
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August 12, 2026

Lucid Group, Inc.

7373 Gateway Boulevard

Newark, California 94560

Re:	Lucid Group, Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special United States counsel to Lucid Group, Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified in Schedule A hereto (the “Selling Stockholders”) of up to (i) 55,000 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Convertible Preferred Stock”), (ii) 51,651,489 shares of the Company’s Class A Common Stock (the “Conversion Shares”), par value $0.0001 per share (“Common Stock”), which may be issued upon conversion of the Series C Convertible Preferred Stock as of June 30, 2026, and (iii) 24,038,462 shares of Common Stock (the “Secondary Shares”). We have been advised that (i) the Series C Convertible Preferred Stock was issued pursuant to a subscription agreement (the “Series C Subscription Agreement”), dated as of April 14, 2026, between the Company and Ayar Third Investment Company, and (ii) the Secondary Shares were issued pursuant to a subscription agreement, dated as of April 14, 2026, between the Company and SMB Holding Corporation (the “Secondary Shares Subscription Agreement,” and together with the Series C Subscription Agreement, the “Subscription Agreements”).

Lucid Group, Inc.

August 12, 2026

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR (File No. 333-282677) of the Company relating to Common Stock, preferred stock and other securities of the Company filed on October 16, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated October 16, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated August 12, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Series C Convertible Preferred Stock, the Secondary Shares and the Conversion Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            executed copies of the Subscription Agreements;

(e)            an executed copy of a certificate of Brian K. Tomkiel, Chief Legal Officer, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)             a copy of the Company’s Third Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of August 12, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on each of the respective dates of the resolutions referred to below and as of the date hereof (the “Amended and Restated Certificate of Incorporation”);

Lucid Group, Inc.

August 12, 2026

(g)            a copy of the Company’s Second Amended and Restated Bylaws, as amended and certified pursuant to the Secretary’s Certificate as being in effect on each of the respective dates of the resolutions referred to below and as of the date hereof (the “Bylaws”);

(h)            a copy of the Company’s certificate of designations of the Series C Convertible Preferred Stock (the “Series C Certificate of Designations”), certified by the Secretary of State of the State of Delaware as of August 12, 2026, and certified pursuant to the Secretary’s Certificate; and

(i)             copies of certain resolutions of the Board of Directors of the Company, adopted on April 9, 2026, certain resolutions of the Special Pricing Subcommittee of the Pricing Committee thereof, adopted on April 13, 2026, and certain resolutions of the Audit Committee thereof, adopted on April 13, 2026, certified pursuant to the Secretary’s Certificate (collectively, the “Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (i) the Company received the consideration for the Series C Convertible Preferred Stock and the Secondary Shares set forth in the applicable Subscription Agreements and Resolutions and (ii) each issuance of the Series C Convertible Preferred Stock and the Secondary Shares has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including the facts and conclusions set forth in the Amended and Restated Certificate of Incorporation and the Secretary’s Certificate and the factual representations and warranties set forth in the Subscription Agreements.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (f) through (h) above.

Lucid Group, Inc.

August 12, 2026

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.              The Series C Convertible Preferred Stock and the Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2.             The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and upon conversion of the Series C Convertible Preferred Stock into Conversion Shares in accordance with the terms of the Series C Certificate of Designations, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a)            the Company’s issuance of the Conversion Shares does not and will not and the Company’s issuance of the Series C Convertible Preferred Stock and the Secondary Shares did not (i) violate any statute to which the Company or such issuance is subject (except that we do not make this assumption with regard to the DGCL), or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents, the Subscription Agreements or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b)            the Company’s authorized capital stock was at the time of issuance of the Series C Convertible Preferred Stock and the Secondary Shares as set forth in the Amended and Restated Certificate of Incorporation and the Series C Certificate of Designations and is as set forth in the Amended and Restated Certificate of Incorporation and the Series C Certificate of Designations, and we have relied solely on the certified copies thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Validity Of The Securities” in the Prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Lucid Group, Inc.

August 12, 2026

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP

Lucid Group, Inc.

August 12, 2026

Schedule A

The Public Investment Fund

SMB Holding Corporation